Exhibit 2.1

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                            STOCK PURCHASE AGREEMENT

                                      AMONG

                             ST. JUDE MEDICAL, INC.,

                          ST. JUDE MEDICAL JAPAN K.K.,

                           GETZ BROS. & CO. ZUG INC.,

                            GETZ INTERNATIONAL, INC.

                                       AND

                          MULLER & PHIPPS (JAPAN) LTD.

                                   DATED AS OF

                            SEPTEMBER 17, 2002 (USA)


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I.       PURCHASE AND SALE OF SHARES AND CLOSING.............................1

         1.1      The Tender Offer...........................................1
         1.2      Shareholder Meeting and Stock Transfer.....................2
         1.3      Purchase and Sale..........................................3
         1.4      Purchase Price.............................................3
         1.5      Purchase Price Adjustment..................................3
         1.6      The Closing................................................4
         1.7      Transfer by Getz Zug Following Tender Offer................5

II.      REPRESENTATIONS AND WARRANTIES OF SELLERS...........................5

         2.1      Title to Shares............................................5
         2.2      Incorporation; Power and Authority.........................5
         2.3      Valid and Binding Agreement................................6
         2.4      No Breach..................................................6
         2.5      Getz Intl Balance Sheet....................................6

III.     REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY................6

         3.1      Incorporation; Power and Authority.........................6
         3.2      No Breach..................................................6
         3.3      Capitalization.............................................7
         3.4      Subsidiaries...............................................7
         3.5      Financial Statements.......................................7
         3.6      Absence of Certain Developments............................7
         3.7      Property...................................................8
         3.8      Tax Matters................................................9
         3.9      Material Contracts.........................................9
         3.10     Litigation................................................10
         3.11     Insurance.................................................10
         3.12     Compliance with Laws; Governmental Authorizations.........10
         3.13     Environmental Matters.....................................11
         3.14     Warranties................................................12
         3.15     Employees.................................................13
         3.16     Employee Benefits.........................................13
         3.17     Suppliers.................................................13
         3.18     Brokerage.................................................13
         3.19     Securities Law Compliance.................................14

IV.      REPRESENTATIONS AND WARRANTIES OF BUYER AND ST. JUDE...............14

         4.1      Incorporation; Power and Authority........................14
         4.2      Valid and Binding Agreement...............................14
         4.3      No Breach.................................................14
         4.4      Brokerage.................................................14

V.       AGREEMENTS OF SELLERS..............................................14

         5.1      Conduct of the Business...................................14
         5.2      Access; Updating of Disclosure Schedule...................16
         5.3      Waivers; Payment of Indebtedness..........................16
         5.4      Conditions................................................17


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         5.5      Consents and Authorizations...............................17
         5.6      Nondisparagement..........................................17
         5.7      Non-Hire..................................................17
         5.8      Litigation Support........................................17
         5.9      Confidentiality...........................................18
         5.10     Transfer of Certain Trademark Rights......................18
         5.11     No Encumbrance of Shares..................................19
         5.12     Getz Intl Net Worth.......................................19

VI.      AGREEMENTS OF BUYER AND ST. JUDE...................................19

         6.1      Filings and Submissions...................................19
         6.2      Buyer Shareholders Meeting................................19
         6.3      Inspection................................................19
         6.4      Section 338 Election......................................19

VII.     CONDITIONS TO CLOSING..............................................20

         7.1       Conditions to Buyer's Obligations........................20
         7.2       Conditions to Sellers' Obligations.......................20

VIII.    TERMINATION........................................................21

         8.1      Termination...............................................21
         8.2      Contract Extension........................................21
         8.3      Effect of Termination.....................................22

IX.      INDEMNIFICATION....................................................22

         9.1      Indemnification by Sellers................................22
         9.2      Third Party Actions.......................................23
         9.3      Tax Adjustment............................................24
         9.4      Sellers' Representative...................................24

X.       ARBITRATION........................................................25

         10.1     Disputes..................................................25
         10.2     Arbitration...............................................25
         10.3     Remedies..................................................26

XI.      DEFINITIONS........................................................26

XII.     GENERAL............................................................29

         12.1     Press Releases and Announcements..........................29
         12.2     Expenses..................................................29
         12.3     Further Assurances........................................29
         12.4     Cooperation...............................................29
         12.5     Notices...................................................29
         12.6     Assignment................................................31
         12.7     No Third Party Beneficiaries..............................31
         12.8     Severability..............................................31
         12.9     Complete Agreement........................................31
         12.10    English Language..........................................31
         12.11    Signatures; Counterparts..................................31
         12.12    Governing Law.............................................31


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         12.13    Amendment and Waiver......................................32
         12.14    Construction..............................................32

XIII.    GUARANTY BY ST. JUDE...............................................32



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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of September 17, 2002, in the United States of America by and among St. Jude Medical Japan K.K., a company organized under the laws of Japan ("BUYER"), St. Jude Medical, Inc., a Minnesota corporation ("ST. JUDE"), Getz Bros. & Co. Zug Inc., a company organized under the laws of Switzerland ("GETZ ZUG"), Getz International, Inc., a Delaware corporation ("GETZ INTL"), and Muller & Phipps (Japan) Ltd., a company organized under the laws of Japan ("M&P", and together with Getz Zug and Getz Intl., "SELLERS"). Certain capitalized terms used but not defined when first used herein are defined in Article XI.

                                    RECITALS

         WHEREAS, Getz Zug, a wholly owned subsidiary of Getz Intl, owns 72.18% of the outstanding capital stock of Getz Bros. Co., Ltd., a company organized under the laws of Japan (the "COMPANY").

         WHEREAS, the remaining 27.82% of the Company's outstanding capital stock is publicly held and registered with the Japan Securities Dealers Association (the "JASDA").

         WHEREAS, Sellers desire to sell, and Buyer desires to buy, 100% of the outstanding capital stock of the Company (the "SHARES") on the terms and subject to the conditions set forth in this Agreement (the "ACQUISITION").

         WHEREAS, as a first step in the Acquisition, M&P, a wholly owned subsidiary of Getz Intl, will initiate a cash tender offer for the issued and outstanding Shares not owned by Getz Zug (the "TENDER OFFER").

         WHEREAS, to complete the Acquisition, Sellers will cause the Company, by exercising their voting rights at a general shareholders meeting of the Company, to create a newly formed holding company of the Company organized under the laws of Japan ("NEWCO") by means of a stock transfer (KABUSHIKI ITEN) (the "STOCK TRANSFER"), whereby, subject to shareholder approval and compliance with applicable legal procedures, all issued and outstanding Shares, including Shares not tendered to and purchased by M&P pursuant to the Tender Offer, will also be exchanged for shares of Newco, following which Sellers will use their reasonable efforts to cause Newco to sell the Shares to Buyer pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, the following agreement is made:

                   I. PURCHASE AND SALE OF SHARES AND CLOSING

         1.1 The Tender Offer.

         (a) M&P, as promptly as practicable, shall commence the Tender Offer whereby M&P will offer to purchase for cash all of the Shares not otherwise held by Sellers. M&P expressly reserves the right to increase the price per share payable in the Tender Offer and to make any


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other change or changes in the terms or conditions of the Tender Offer, including without limitation extending the expiration date.

         (b) M&P shall, on the terms of the Tender Offer, accept for payment Shares validly tendered as soon as practicable, and pay for accepted Shares as promptly thereafter as reasonably practicable.

         (c) On the date of commencement of the Tender Offer, M&P shall file with the Kanto Local Financial Bureau a registration statement for the Tender Offer (KOUKAI KAITSUKE TODOKEDESHO) and all other disclosure documents and related public notices as are required to be filed by M&P with the Kanto Local Financial Bureau in connection with the Tender Offer in accordance with applicable securities Laws (collectively, the "TENDER OFFER Documents"). Sellers will take all steps necessary to ensure that the Tender Offer Documents comply in all material respects with the provisions of applicable Japanese Laws from the date filed with the Kanto Local Financial Bureau until the completion of the Tender Offer. Buyer shall provide M&P with such information on Buyer and its parent company to the extent required by applicable Japanese Laws for inclusion in the Tender Offer Documents and shall take all steps necessary to ensure that all information provided by Buyer for inclusion in the Tender Offer Documents is accurate.

         (d) Sellers will use all reasonable efforts to cause the Board of Directors of the Company to issue an opinion supporting the Tender Offer and to take all steps necessary to file all documents required to be filed with the Kanto Local Financial Bureau and the JASDA in connection with the Tender Offer in accordance with applicable securities Laws.

         1.2 Shareholder Meeting and Stock Transfer. Sellers shall cause the Company to, as promptly as practicable following the acceptance for payment and purchase of Shares by M&P pursuant to the Tender Offer:

         (a) use all reasonable efforts to duly call, give notice of, convene and hold a general shareholders meeting (the "SHAREHOLDERS MEETING"), to be held as soon as practicable after the completion of the Tender Offer for the purpose of considering and taking action upon the Stock Transfer;

         (b) use all reasonable efforts to cause the Board of Directors of the Company to recommend to the shareholders of the Company that they vote in favor of the Stock Transfer; and

         (c) use all reasonable efforts to promptly obtain the necessary approvals by its shareholders of the Stock Transfer.

At such meeting, Sellers will vote all Shares owned by them in favor of approval of the Stock Transfer. As promptly as practicable following the Shareholders Meeting, Sellers shall, and shall cause the Company to, take all action necessary to consummate the Stock Transfer, including without limitation the filing of an extraordinary report (RINJI HOUKOKUSHO) with the Kanto Local Financial Bureau, notification with the JASDA and the purchase of any Shares held by a shareholder who notifies the Company of its objection to the Stock Transfer prior to the Shareholders Meeting and requests the purchase of such Shares in accordance with applicable Law. Buyer and St. Jude agree that when the Stock Transfer takes effect the registration of the

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Shares with the JASDA shall be revoked and the Company will become a private company. As promptly as practicable after the Stock Transfer takes effect, Sellers shall use all reasonable efforts to (i) cause the Company to apply for an exemption from its continuous disclosure obligations to the Prime Minister of Japan pursuant to applicable securities Laws and (ii) cause the Board of Directors of Newco to approve and adopt this Agreement, at which time Newco and the parties hereto will execute an amendment to this Agreement whereby Newco will become a party to this Agreement and be included within the definition of "SELLERS".

         1.3 Purchase and Sale. Promptly following (i) the Tender Offer; (ii) the Stock Transfer; (iii) revocation of registration of the Shares with the JASDA; and (iv) the grant to the Company of an exemption from its continuous disclosure obligations, Sellers shall use all reasonable efforts to cause Newco to, and Newco shall, convene a general shareholders meeting to approve the Acquisition on the terms and subject to the conditions set forth in this Agreement. At such meeting, Sellers will vote all shares of Newco owned by them in favor of approval of the Acquisition. Subject to the approval of the shareholders of Newco, Newco shall sell to Buyer, and Buyer agrees to purchase from Newco for the Purchase Price, all of the issued and outstanding Shares. Each Seller waives any co-sale rights, rights of first refusal or similar rights that such Seller may have relating to Buyer's purchase of the Shares, whether conferred by the Company's Organizational Documents, by Contract or otherwise.

         1.4 Purchase Price.

         (a) The aggregate purchase price (the "PURCHASE PRICE") for the Shares is U.S.$220,000,000 payable on the Closing Date in Japanese yen at an exchange rate equal to 122.2480 Japanese yen to one (1) U.S. dollar.

         (b) If the Inspector (as defined in Section 6.3) submits an opinion to the Buyer shareholders meeting to be held in accordance with Section 6.2 that the Acquisition is unfair to Buyer but would be fair to Buyer at a purchase price that is less than the Purchase Price set forth in Section 1.4(a) (the "REDUCED BUYER PRICE"), or if the Inspector is unable to complete the inspection and to submit an opinion to the Buyer shareholders meeting prior to the Closing Date, then at the Closing (i) Buyer shall pay to Newco the Reduced Buyer Price or, if the Inspector's opinion shall not have been issued to the Buyer shareholders meeting, 499,999 Japanese yen and (ii) St. Jude and Buyer shall cause St. Jude Medical Puerto Rico Holding B.V. to pay to Newco the deficiency amount such that, at the Closing, Newco will receive the full Purchase Price set forth in Section 1.4(a) and the Acquisition will not be voidable under Japanese law as a result of the Inspector's opinion or lack of the Inspector's opinion. All such payments will be made in accordance with Section 1.6(a)(ii)(A).

         1.5 Purchase Price Adjustment. Except to the extent caused by or in any way arising out of any act of Buyer or St. Jude, or any affiliate of either of them (whether under the Distribution Agreement (as defined in Section 8.2) or otherwise), if, between the date of this Agreement and the date of Closing (inclusive), there is a change, effect, event or condition, which is not in the Ordinary Course of Business and which results or is reasonably likely to result in either (i) a material loss or decrease in the value of the Company or the business of the Company or (ii) a material gain or increase in the value of the Company or the business of the Company, Buyer and Sellers shall negotiate in good faith an appropriate decrease or increase, as applicable, in the

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Purchase Price for the Shares. If all of the conditions set forth in Article VII have been fulfilled or waived in accordance with this Agreement but the parties cannot agree on such appropriate decrease or increase before Closing in accordance with Section 1.6, the Closing shall proceed and the Purchase Price shall be paid at the Closing, subject to the appropriate decrease or increase to be subsequently determined by arbitration conducted pursuant to provisions of
Article X.

         1.6 The Closing. If all of the conditions set forth in Article VII have been fulfilled or waived in accordance with this Agreement, the closing of the purchase and sale of the Shares from Newco to Buyer contemplated by this Agreement (the "Closing") will take place at the offices of Mori Sogo on the later of (i) the first business day following the later of (A) the date on which the shareholders of Newco agree at a general meeting of Newco shareholders to sell all of the Shares to Buyer or (B) the date on which the shareholders of Buyer approve the acquisition of the Shares from Newco, or (ii) March 31, 2003, or at such other place and on such other date as may be mutually agreed by Buyer and Sellers' Representative (as defined in Section 9.4(a)). The date on which the Closing occurs is referred to herein as the "Closing Date." On the Closing
Date:

         (a) Subject to the conditions set forth in this Agreement:

                  (i) Sellers will deliver or cause to be delivered to Buyer:

                           (A) certificates representing all of the issued and
                  outstanding Shares, free and clear of all Encumbrances, duly endorsed, in accordance with applicable Japanese Laws;

                           (B) a certificate of Sellers dated the Closing Date
                  stating that the conditions set forth in Section 7.1(a) have been satisfied;

                           (C) a copy of the text of the resolutions adopted by
                  the Board of Directors (or similar body) of each Seller authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of such Seller;

                           (D) the minute books, stock or equity records,
                  corporate seal and other materials related to the corporate administration of the Company or any Subsidiary;

                           (E) resignations in writing (effective as of the
                  Closing Date) from such of the officers and directors of each of the Company and the Subsidiaries as Buyer may have requested prior to the Closing Date; and

                           (F) any instruments and documents necessary to effect
                  the Trademark Assignment (as defined in Section 5.10).

                  (ii) Buyer will deliver or cause to be delivered to Sellers or Newco, as appropriate:



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                           (A) the Purchase Price by wire transfer of
                  immediately available funds to accounts that shall be designated by Sellers to Buyer no later than three (3) business days prior to the Closing Date;

                           (B) a certificate of Buyer dated the Closing Date
                  stating that the conditions set forth in Section 7.2(b) have been satisfied; and

                           (C) a copy of the text of the resolutions adopted by
                  the Board of Directors of Buyer and St. Jude authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Buyer or St. Jude, as appropriate.

         (b) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

         (c) Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation, and notwithstanding the fact of, or the participation of any of the parties to this Agreement in, the Closing, the representations, warranties and agreements in this Agreement will survive the Closing.

         (d) The Confidentiality Agreement will terminate effective as of the Closing Date.

         (e) All actions to be taken by Buyer or Sellers in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to the other.

         1.7 Transfer by Getz Zug Following Tender Offer. Buyer acknowledges that after completion of the Tender Offer Getz Zug may transfer its Shares or, after the Stock Transfer, its shares in Newco, to Getz Intl. Such transfer shall not be deemed a breach of any provision of this Agreement.

                 II. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date that, as to such Seller, except as described in the corresponding section of the Disclosure Schedule:

         2.1 Title to Shares. As of the date hereof and subject to Section 1.7, such Seller owns, of record and beneficially, the number of Shares listed opposite such Seller's name on SCHEDULE 2.1, free and clear of any Encumbrance. At the Closing, Buyer will obtain good and valid title to all Shares owned, of record and beneficially, by such Seller as of the date hereof, free and clear of any Encumbrance.

         2.2 Incorporation; Power and Authority. Such Seller is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Such Seller has all necessary power and authority to execute, deliver and perform this Agreement, and,

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to the extent applicable, to perform the Tender Offer and to perform its obligations under this Agreement in relation to the Stock Transfer.

         2.3 Valid and Binding Agreement. The execution, delivery and performance of this Agreement, and, to the extent applicable, the performance of the Tender Offer and the performance of its obligations under this Agreement in relation to the Stock Transfer, by such Seller has been duly and validly authorized by all necessary corporate or equivalent action. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to the Remedies Exception.

         2.4 No Breach. The execution, delivery and performance of this Agreement and, to the extent applicable, the performance of the Tender Offer and the performance of its obligations under this Agreement in relation to the Stock Transfer, by such Seller will not (a) contravene any provision of the Organizational Documents of such Seller; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) result in the creation of any Encumbrance upon the Shares held by such Seller; or (d) require any Governmental Authorization other than the filing of the Tender Offer Documents with the Kanto Local Financial Bureau, except, with respect to clauses (a) and
(b), where such contravention, violation or conflict would not, individually or in the aggregate, prevent such Seller from performing its obligations under this Agreement.

         2.5 Getz Intl Balance Sheet. Getz Intl has furnished Buyer with a true and correct copy of its unaudited consolidated balance sheets as of December 31, 2001 and 2000, which balance sheets are accurate in all material respects.

           III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

         Sellers, jointly and severally, represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date that, except as described in the corresponding section of the Disclosure Schedule:

         3.1 Incorporation; Power and Authority.

         (a) Each of the Company and the Subsidiaries is a legal entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as now conducted and presently proposed to be conducted.

         (b) Each of the Company and the Subsidiaries is in material compliance with all provisions of its Organizational Documents.

         3.2 No Breach. The performance of the Stock Transfer will not (a) contravene any provision of the Organizational Documents of the Company or any Subsidiary; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) result in the creation of any material Encumbrance upon the Company or any Subsidiary or any of the assets of the Company or any Subsidiary; or (d) require any Governmental Authorization, except, with respect to clauses (a) and (b), where such contravention, violation or conflict would not,

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individually or in the aggregate, prevent Sellers from performing their obligations under this Agreement.

         3.3 Capitalization. The authorized capital stock of the Company consists solely of 148,962,000 shares of common stock ("Company Common Stock"), of which, as of June 30, 2002, 38,202,500 shares are issued and outstanding, 560 shares of which are held in treasury. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights or any other third-party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate Laws. There is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.

         3.4 Subsidiaries. Except as listed on SCHEDULE 3.4, neither the Company nor any Subsidiary owns any Subsidiary. For each of the Company's Subsidiaries,
SCHEDULE 3.4 shows the equity interests owned by the Company or any Subsidiary, the names of the Persons owning such equity interests and the percentage of the outstanding equity interests so owned. All issued and outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights or any other third-party right except for those statutory preemptive rights arising, granted or existing pursuant to the Japanese Commercial Code, free and clear of all Encumbrances, and in certificated form and have been issued by such Subsidiary in compliance with applicable securities and corporate Laws. There is no option, warrant, call, subscription, convertible security, right (including preemptive right except for statutory preemptive rights) or Contracts of any character to which the Company or any Subsidiary is a party or by which it is bound obligating any Subsidiary of the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest of such Subsidiary or obligating the Company or such Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.

         3.5 Financial Statements. The Company has furnished Buyer with true and correct copies of the unaudited balance sheets as of June 30, 2002 of each of the Company, Medtechnica Co., Ltd., Vital Link Co., Ltd. and TechnoMed Co. Ltd. (the "Latest Balance Sheets") and unaudited statements of earnings of each of the Company, Medtechnica Co., Ltd., Vital Link Co., Ltd. and TechnoMed Co. Ltd. for the six-month period then ended and unaudited shareholders' equity and cash flows of the Company for the six-month period then ended (such statements and the Latest Balance Sheets, the "Latest Financial Statements") and the consolidated English-language balance sheets of the Company translated from the audited consolidated Japanese-language balance sheets of the Company, as of December 31, 2001 and December 31, 2000 (collectively, the "Annual Balance Sheets"). The Latest Financial Statements and the Annual Balance Sheets are accurate in all material respects. TechnoMed Co. Ltd. has no material liabilities.

         3.6 Absence of Certain Developments. Since December 31, 2001:

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         (a) neither the Company nor any Subsidiary has sold, leased, transferred or assigned any of its assets, tangible or intangible, involving more than (Y)50,000,000 other than for a fair consideration in the Ordinary Course of Business;

         (b) neither the Company nor any Subsidiary has entered into any Contract (or series of related Contracts) involving more than (Y)50,000,000 other than in the Ordinary Course of Business;

         (c) no party (including the Company or any Subsidiary) has accelerated, suspended, terminated, modified or canceled any Contract (or series of related Contracts) involving more than (Y)50,000,000, to which the Company or any Subsidiary is a party or by which any of them is bound other than in the Ordinary Course of Business;

         (d) neither the Company nor any Subsidiary has declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests, whether in cash or in kind (other than routine interim or annual dividends to all shareholders of the Company consistent with past practices and dividends or distributions from a Subsidiary to the Company or another Subsidiary) or, except as listed on SCHEDULE 3.6 or as may be required in connection with the Stock Transfer, redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

         (e) the Company has not loaned any funds, paid any money or transferred any assets to any affiliate (other than among the Company and the Subsidiaries), except for (i) payments of dividends or distributions permitted under Section 3.6(d), (ii) payments to affiliates for goods or services purchased or obtained in the Ordinary Course of Business in arms' length transactions, and (iii) payments required under the Contracts listed on SCHEDULE 3.6(E); and

         (f) the Company has not made any material change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements.

         3.7 Property.

         (a) The real properties owned by the Company or any Subsidiary or demised by the leases listed on SCHEDULE 3.7 constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Company remains liable), used or occupied by the Company or any Subsidiary.

         (b) The leases of real property listed on SCHEDULE 3.7 as being leased by the Company or any Subsidiary (the "Leased Real Property") are in full force and effect, and the Company has used the Leased Real Property undisturbed.

         (c) The Company and, to Sellers' Knowledge, each Subsidiary owns good and marketable title to each parcel of real property identified on SCHEDULE 3.7 as being owned by the Company or a Subsidiary (the "Owned Real Property" and, together with the Leased Real Property, the "Real Property").

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         (d) Neither the Company nor any Subsidiary has received any written notice of any violation of any applicable zoning ordinance or other Law relating to the Real Property, which violation has or reasonably could be expected to have a Material Adverse Effect.

         (e) Sellers have no Knowledge of material improvements made or contemplated to be made by any Governmental Entity, the costs of which are to be assessed as special Taxes or charges against any of the Real Property, and there are no present assessments.

         (f) Each of the Company and the Subsidiaries has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties shown in the Latest Balance Sheets or acquired after the date thereof, free and clear of all Encumbrances, except for Encumbrances listed on SCHEDULE 3.7 or disclosed in the Latest Financial Statements and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheets.

         3.8 Tax Matters.

         (a) Each of the Company and any Tax Affiliate has (i) timely filed all Returns required to be filed by it in respect of any Taxes, all which were correct and complete in all material respects; (ii) timely paid all Taxes shown to be due and payable on such Returns; (iii) established on the Latest Balance Sheets reserves that are adequate for the payment of any Taxes accrued but not yet due and payable through the date thereof; and (iv) complied with all Laws relating to the withholding of Taxes and the payment thereof.

         (b) SCHEDULE 3.8 lists all national, prefectural, provincial, state, local and foreign income Returns filed with respect to the Company or any Tax Affiliate for taxable periods ended on or after December 31, 2000, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit.

         (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Tax Affiliate that has not been resolved and paid in full.

         3.9 Material Contracts.

         (a) SCHEDULE 3.9 lists the following written Contracts to which the Company or any Subsidiary is a party or by which it is bound (the "Material Contracts"):

                  (i) all employment, agency or consulting Contracts;

                  (ii) all stock purchase, stock option and stock incentive plans (other than Plans listed on SCHEDULE 3.16(A));

                  (iii) all distributor, reseller, dealer, manufacturer's representative, sales agency or advertising agency and finder's Contracts;

                  (iv) all franchise agreements;

                  (v) all leases of real or personal property (excluding any lease with aggregate annual payments of (Y)50,000,000 or less);

                  (vi) any Contract for the sale of any capital assets valued in excess of (Y)50,000,000;

                  (vii) any Contract for the sale of any minority equity investments;

                  (viii) any Contract for capital expenditures in excess of
         (Y)50,000,000;

                  (ix) all Contracts relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Company or any Subsidiary;

                  (x) each warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any Subsidiary other than in the Ordinary Course of Business;

                  (xi) all Contracts relating to any surety bond or letter of credit required to be maintained by the Company or any Subsidiary;

                  (xii) all license agreements, transfer or joint-use agreements or other agreements related to Intellectual Property;

                  (xiii) any Contract for a partnership or joint venture;

                  (xiv) any and all other Contracts of the Company or any Subsidiary that both were not entered into in the Ordinary Course of Business and are material to the business, financial condition, results of operations or prospects of the Company and the Subsidiaries taken as a whole; and

                  (xv) any Contracts not listed above that contain non-competition or non-solicitation provisions or that would otherwise prohibit the Company or any Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity.

         3.10 Litigation. SCHEDULE 3.10 lists all Litigation pending or, to the Knowledge of any Seller, threatened against the Company or any Subsidiary and each material Governmental Order to which the Company or any Subsidiary is presently subject.

         3.11 Insurance. SCHEDULE 3.11 lists all policies of insurance carried by each of the Company and the Subsidiaries.

         3.12 Compliance with Laws; Governmental Authorizations.

         (a) To Sellers' Knowledge, each of the Company and the Subsidiaries has:

                  (i) complied in all material respects with all material Laws and Governmental Orders, and

                  (ii) neither the Company nor any Subsidiary is relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to it after the Closing.

         (b) To Sellers' Knowledge, each of the Company and the Subsidiaries has in full force and effect all material Governmental Authorizations necessary to conduct its business and own and operate its properties (including, but not limited to, SHONIN issued by the Japan Ministry of Health for each product distributed by the Company or any Subsidiary). To Sellers' Knowledge, each of the Company and the Subsidiaries has complied in all material respects with all Governmental Authorizations applicable to it.

         (c) To Sellers' Knowledge, since the date one (1) year prior to the date of this Agreement, neither the Company nor any Subsidiary has, in violation of any applicable Law, offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, political party official or candidate, official of a public international organization or any other Person in a position to assist or hinder the Company or any Subsidiary in connection with any actual or proposed transaction.

         3.13 Environmental Matters.

         (a) As used in this Section 3.13, the following terms have the following meanings:

                  (i) "ENVIRONMENTAL COSTS" means any and all reasonable costs and expenditures, including but not limited to any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Laws, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Laws.

                  (ii) "ENVIRONMENTAL LAWS" means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment in effect at the time of execution of the Agreement.

                  (iii) "HAZARDOUS MATERIALS" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that subjects the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law in effect at the time of execution of this Agreement.

                  (iv) "PROPERTY" means real property now owned, leased, controlled or occupied by the Company or any Subsidiary.

                  (v) "REGULATORY ACTIONS" means any Litigation with respect to the Company or any Subsidiary brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

                  (vi) "RELEASE" means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

                  (vii) "THIRD-PARTY ENVIRONMENTAL CLAIMS" means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

         (b) No Third-Party Environmental Claims or Regulatory Actions are pending against the Company or any Subsidiary, and, to the Knowledge of Sellers, no Third-Party Environmental Claims or Regulatory Actions are threatened against the Company or any Subsidiary.

         (c) Since the date two (2) years prior to the date of this Agreement, to Sellers' Knowledge, the transfer, transportation or disposal of Hazardous Materials by the Company or any Subsidiary to properties not owned, leased or operated by the Company or any Subsidiary has been in compliance with applicable Environmental Laws at the time of such transfer, transport or disposal.

         (d) To Sellers' Knowledge, the Property is used and operated in material compliance with all material Environmental Laws applicable to it.

         (e) Each of the Company and the Subsidiaries has obtained all material Governmental Authorizations relating to the Environmental Laws, to Sellers' Knowledge, necessary for operation of the Company, each of which is listed on
SCHEDULE 3.13(E).

         (f) The Company has delivered to Buyer all environmental reports and investigations, if any, that any Sellers, the Company or any Subsidiary has obtained or ordered with respect to the Company or any Subsidiary, or the Property.

         (g) No Encumbrance has been attached or filed against the Company or any Subsidiary in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or
(iii) any imposition of Environmental Costs.

         3.14 Warranties. SCHEDULE 3.14 lists all material claims pending or, to the Knowledge of any Sellers, threatened for breach of any warranty relating to any products sold or services performed by the Company or any Subsidiary prior to the date of this Agreement. Except as listed on SCHEDULE 3.14, none of the products sold, leased or delivered by the Company or any Subsidiary has been the subject of any product recall or return (whether voluntary or involuntary) during the past five (5) years.

         3.15 Employees.

         (a) To Sellers' Knowledge, each of the Company and the Subsidiaries has complied at all times in all material respects with all applicable Laws relating to employment and employment practices.

         (b) Except as set forth in SCHEDULE 3.15(B), none of the employees of the Company or any Subsidiary is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to Sellers' Knowledge, no attempt is currently being made or threatened or during the past five (5) years has been made to organize any employees of the Company or any Subsidiary to form or enter into any labor union, employee association or similar organization. There are no strikes or work stoppages pending or, to the Knowledge of any Seller, threatened against or otherwise affecting the employees or facilities of the Company or any Subsidiary. None of the Company or any Subsidiary has experienced any labor strike or work stoppage involving its employees within the past two (2) years.

         (c) Each of the Company and the Subsidiaries has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and have fully reserved on the Latest Financial Statements all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees as of the date thereof.

         3.16 Employee Benefits.

         (a) Except as set forth in SCHEDULE 3.16(A), with respect to all employees and former employees of the Company or its Subsidiaries and all dependents and beneficiaries of such employees and former employees, neither the Company nor any Subsidiary maintains or contributes to any plan, fund, contract program or arrangement (written or verbal) intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits; (ii) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits; (iii) bonus, incentive compensation, stock option, stock appreciation rights, phantom stock or stock purchase benefits or change in control benefits; or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (each a "PLAN").

         (b) For the last two (2) years, neither the Company nor any Subsidiary has incurred any liability for any Tax or civil penalty or any disqualification of any employee benefit plan imposed by the Law of any jurisdiction in which the Company or any Subsidiary does business.

         3.17 Suppliers. SCHEDULE 3.17 lists the eight largest suppliers (other than St. Jude Medical, Inc. and its affiliates) of the Company and the Subsidiaries on a consolidated basis for each of the last two (2) fiscal years and for the interim period ended on the date of the Latest Balance Sheets and sets forth opposite the name of each such supplier the amount of purchases by the Company and the Subsidiaries attributable to such supplier for each such period.

         3.18 Brokerage. Except for Goldman, Sachs & Co., the Tender Offer agent and KPMG Corporate Finance K.K., no Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company for which Buyer or the Company is or could become liable or obligated.

         3.19 Securities Law Compliance. Since January 1, 2000 and through the Closing Date, the Company has filed or will file, with the appropriate Japanese regulatory authorities, including the Financial Services Agency, the Kanto Local Financial Bureau, the Japan Securities Dealers Association and any other applicable stock exchange, the forms and documents required to be filed by it under Japanese securities Laws. These filings, including any financial statements or schedules included therein, have complied or will comply in all material respects with the applicable requirements of Japanese securities Laws.

            IV. REPRESENTATIONS AND WARRANTIES OF BUYER AND ST. JUDE

         Each of Buyer and St. Jude represents and warrants to Sellers as of the date hereof and as of the Closing Date that:

         4.1 Incorporation; Power and Authority. Each of Buyer and St. Jude is a legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement.

         4.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and St. Jude have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and St. Jude and constitutes the valid and binding obligation of Buyer and St. Jude, enforceable against each in accordance with its terms, subject to the Remedies Exception.

         4.3 No Breach. The execution, delivery and performance of this Agreement by Buyer and St. Jude will not (a) contravene any provision of the Organizational Documents of Buyer or St. Jude; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; or (c) require any Governmental Authorization, except, with respect to clauses (a) and (b), where such contravention, violation or conflict would not, individually or in the aggregate, prevent Buyer or St. Jude, respectively, from performing its obligations under this Agreement.

         4.4 Brokerage. Except for Goldman, Sachs & Co., no Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which any Sellers is or could become liable or obligated.

                            V. AGREEMENTS OF SELLERS

         Sellers, jointly and severally, agree with Buyer that:

         5.1 Conduct of the Business. Unless otherwise consented to by Buyer in writing, Sellers will cause the Company (which, for purposes of this Section 5.1, shall mean the Company and the Subsidiaries taken as a whole) to observe the following provisions from the date of this Agreement to and including the Closing Date:

                  (a) The Company will conduct its business in all material respects in the Ordinary Course of Business and in accordance with applicable Law;

                  (b) The Company will (i) use reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, and (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as requested by Buyer;

                  (c) The Company will not materially change any of its methods of accounting in effect on the date of the Latest Balance Sheets, other than changes required by GAAP;

                  (d) The Company will provide Buyer with its monthly controller's reports promptly following the distribution of each such report to the Company's management;

                  (e) The Company will not cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                  (f) The Company will file (or cause to be filed) at its own expense, on or prior to the due date, all Returns for all Tax periods ending on or before the Closing Date where the due date for such Returns (taking into account valid extensions of the respective due dates) falls on or before the Closing Date, prepared on a basis consistent with the Returns of the Company prepared for prior Tax periods, and will provide Buyer with copies of each income Tax Return or election of the Company at least ten (10) days before filing such Return or election; provided, however, that the Company will not file any Return, election, claim for refund or information statement or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes to which Buyer reasonably objects;

                  (g) The Company will not (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return, (iii) settle or compromise any Litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of the last filed income Tax Returns unless there is a change in applicable Laws;

                  (h) The Company will not declare, set aside or pay any dividend or make any distribution with respect to its capital stock or equity interests, whether in cash or in kind (other than routine interim or annual dividends to all shareholders of the Company consistent with past practices and dividends or distributions from a Subsidiary to the Company or another Subsidiary); and

                  (i) The Company will not loan any funds, pay any money or transfer any assets to any affiliate (other than among the Company and the Subsidiaries), except for (i) payments of dividends or distributions permitted under Section 5.1(h), (ii) payments to affiliates for goods or services purchased or obtained in the Ordinary Course of Business in arms' length transactions, and (iii) payments required under the Contracts listed on SCHEDULE 5.1(I).

         5.2 Access; Updating of Disclosure Schedule.

         (a) From the date of this Agreement through the Closing Date, Sellers will cause the Company (which, for purposes of this Section 5.2, shall mean the Company and the Subsidiaries taken as a whole) to afford to Buyer and its authorized representatives coordinated access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budget and projections, customers, suppliers and other information of each of the Company and the Subsidiaries, and the work papers of Ernst & Young LLP, the Company's independent accountants, to provide for an orderly transition following the Closing; provided, however, that prior to the Closing Date Buyer and its authorized representatives will not have access to information relating to products distributed or proposed to be distributed by the Company other than products distributed under the Distribution Agreement. In addition, Sellers will cause each of the Company and the Subsidiaries, and their officers and employees, to cooperate as appropriate (including providing introductions where necessary) with Buyer to enable Buyer to contact third parties, including suppliers, customers and prospective customers of the Company. The Confidentiality Agreement, dated May 21, 2002 (the "CONFIDENTIALITY AGREEMENT"), between an affiliate of the Company and St. Jude will apply with respect to information obtained by Buyer under this Section 5.2. To implement this Subsection 5.2(a), Sellers and Buyer will each appoint a due diligence coordinator (the "COORDINATORS"). The initial Coordinators shall be Joe McCullough for Buyer and Ray Simkins for Sellers. Each party may change its Coordinator from time to time at its discretion by providing notice to the other party. Any access will be arranged through the Coordinators as they may mutually determine.

         (b) After the Closing Date, Sellers will afford to Buyer, its accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of Sellers pertaining to each of the Company and the Subsidiaries.

         (c) No later than three (3) business days before the Closing, Sellers may deliver to Buyer an updated Disclosure Schedule reflecting items arising or changes occurring in connection with the operation of the business of the Company and the Subsidiaries between the date of this Agreement and the Closing Date (the "UPDATED DISCLOSURE SCHEDULE"). No additional disclosure made in the Updated Disclosure Schedule shall be deemed to be a breach of any representation or warranty of Sellers contained in this Agreement unless the item disclosed results from conduct in violation of Section 5.1; PROVIDED, HOWEVER, that no disclosure set forth in the Updated Disclosure Schedule will be deemed to cure any inaccuracy or misrepresentation in the Disclosure Schedule that existed as of the date of this Agreement.

         5.3 Waivers; Payment of Indebtedness. To assure that Buyer obtains the full benefit of this Agreement, effective as of the Closing Date, each Seller will waive any claim it might have against the Company or any Subsidiary, whether arising out of this Agreement or otherwise, and irrevocably offers to terminate any Contract between such Seller and the Company or any Subsidiary at no cost to the Company or any Subsidiary. Sellers will cause each Seller and any Person controlled by any Seller to repay, in full, prior to the Closing, all indebtedness owed to the Company or any Subsidiary by such Person.

         5.4 Conditions. Sellers will use their reasonable efforts to cause the conditions set forth in Section 7.1 to be satisfied and to consummate the transactions contemplated by this Agreement, including without limitation the Tender Offer and Stock Transfer, as soon as reasonably possible and in any event prior to the Closing Date. Such efforts may include taking action as required to change the Company's fiscal year end in order to permit the revocation of the registration of the Shares with the JASDA. Any such action shall not be deemed a breach of any provision of this Agreement.

         5.5 Consents and Authorizations. Sellers will cooperate with Buyer to enable Buyer to obtain all Consents and Governmental Authorizations required for the consummation of the transactions contemplated by this Agreement or which could, if not obtained, adversely affect the conduct of the business of the Company or any Subsidiary as it is presently conducted. Without limiting the foregoing, Sellers will make or cause to be made all filings and submissions required by them or the Company under any Law applicable to Sellers or the Company required for the consummation of the transactions contemplated by this Agreement.

         5.6 Nondisparagement. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company or any Subsidiary from maintaining the same business relationships with each of the Company and the Subsidiaries after the Closing as it maintained with each of the Company and the Subsidiaries prior to the Closing. Each Seller will refer all customer inquiries relating to the businesses of the Company or any Subsidiary to the Buyer from and after the Closing.

         5.7 Non-Hire.

         (a) During the period that commences on the Closing Date and ends on the second anniversary of the Closing Date, no Seller will knowingly employ (or attempt to employ or interfere with any employment relationship with) any employee of the Company or any Subsidiary.

         (b) Except as otherwise permitted under the Distribution Agreement, from and after the date of this Agreement until the later of (i) two years from the Closing Date or (ii) two years from the date this Agreement is terminated, neither St. Jude nor Buyer or any Subsidiary of either of them will knowingly employ (or attempt to employ or interfere with any employment relationship with) any employee of Sellers or any Subsidiary of Sellers (excluding any employee of the Company or the Subsidiaries after the Closing Date).

         5.8 Litigation Support. In the event and for so long as Buyer, the Company or any Subsidiary is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company or any Subsidiary, each Seller will cooperate in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor under Article
IX).

         5.9 Confidentiality.

         (a) From and after the Closing, Sellers will keep confidential and protect, and will not disclose to any third party, (i) Intellectual Property Rights, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the business and affairs (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented), and (iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing ("Confidential Information") of the Company or any Subsidiary. Sellers acknowledge that such Confidential Information constitutes a unique and valuable asset of the Company or a Subsidiary and represents a substantial investment of time and expense by the Company or a Subsidiary, and that any disclosure of such Confidential Information other than for the sole benefit of the Company or a Subsidiary would be wrongful and could cause irreparable harm to the Company or a Subsidiary. The foregoing obligations of confidentiality will not apply to any Confidential Information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Sellers; (ii) is or becomes known to Sellers or their affiliates as a result of contracts or business relationships between Sellers or their affiliates (other than the Company and the Subsidiaries) and third parties; or (iii) is independently developed by Sellers or their affiliates (other than the Company and the Subsidiaries) without using Confidential Information of the Company or the Subsidiaries.

         (b) In the event that any Seller is requested or required (by Law, oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.9. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal.

         5.10 Transfer of Certain Trademark Rights. Concurrently with the Closing, Sellers shall cause to be transferred to the Company or Buyer, as Buyer shall designate, all of their rights to use the trademarks, trade names and logos identified on SCHEDULE 5.10 solely in connection with the sale of medical products in Japan (the "TRADEMARK ASSIGNMENT").

         5.11 No Encumbrance of Shares. Sellers shall not take any action to encumber any Shares acquired by M&P in the Tender Offer or acquired by Newco in the Stock Transfer.

         5.12 Getz Intl Net Worth. Getz Intl agrees not to take any action to cause its net worth to be less than $50,000,000 for a period of one (1) year after the Closing Date and, thereafter, such amount as is reasonably necessary to satisfy any indemnification claims that have been properly asserted by Buyer under Article IX but remain unresolved at the end of such one year period until the same are finally resolved.

                      VI. AGREEMENTS OF BUYER AND ST. JUDE

         6.1 Filings and Submissions. Buyer agrees with Sellers that Buyer will make or cause to be made all filings and submissions required by it under any Law applicable to Buyer required for the consummation of the transactions contemplated by this Agreement; PROVIDED, that neither Buyer nor St. Jude will be required to dispose of, hold separately or make any change in, any portion of its business or assets (or the business or assets of the Company or any Subsidiary).

         6.2 Buyer Shareholders Meeting. Buyer shall use all reasonable efforts to convene a general shareholders meeting to approve the Acquisition on the terms and subject to the conditions set forth in this Agreement on or prior to the date of the Newco shareholders meeting set forth in Section 1.3 but in any event no later than April 30, 2003. At such meeting, St. Jude shall cause the parent entity of Buyer to vote all shares of Buyer owned by it in favor of approval of the Acquisition.

         6.3 Inspection. Promptly following the incorporation of Newco, Buyer shall apply to the court for appointment of an inspector to undertake an inspection of the Acquisition pursuant to Article 246 of the Commercial Code of Japan (the "INSPECTOR"). Buyer shall use all reasonable efforts to cause the Inspector to submit the final opinion that the Acquisition is not unfair for the purposes of Article 246 of the Commercial Code of Japan to the Buyer shareholders meeting set forth in Section 6.2.

         6.4 Section 338 Election.

         (a) Buyer agrees that no election will be made under Section 338(g) of the Code or any comparable provision of prefectural, provincial, state, local or foreign Law (A "SECTION 338 ELECTION"), with respect to Buyer's acquisition of the Shares unless and until Buyer has first obtained the written consent of Sellers to such election; PROVIDED, HOWEVER, that Sellers agree to consent to a
Section 338 Election proposed by Buyer if Sellers determine, in their sole discretion and based upon Buyer's proposed allocation of the Purchase Price and assumed liabilities among the assets of the Company and the Subsidiaries (the "ALLOCATION"), that such Section 338 Election will not have any adverse effect upon Sellers. If Sellers grant their advance written consent with respect to a request by Buyer to make a Section 338 Election, and Buyer thereafter makes the
Section 338 Election, Buyer (and its affiliates, including St. Jude) and Sellers (and their affiliates) will file their Tax Returns in a manner consistent with the Allocation.

         (b) In the event that the Stock Transfer does not occur on or prior to December 31, 2002, and no Section 338 (g) Election is made for United States income tax purposes, then from the Closing Date through and including the last day of the taxable year of the Company within which the Closing occurs (as determined for purposes of the Code), the Company shall not, without the prior written consent of Sellers (which consent will be granted unless Sellers determine in their sole discretion, that such action will have an adverse effect on Sellers), (i) distribute as a dividend any cash or other property, or (ii) undertake any transaction that would cause the Company to be deemed to hold "United States property" as of the close of any quarter of such taxable year (within the meaning of Section 956 of the Code).

                           VII. CONDITIONS TO CLOSING

         7.1 Conditions to Buyer's Obligations. The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer's sole discretion (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

         (a) Newco shall have acquired all of the issued and outstanding Shares, the register of the Shares with the JASDA shall have been revoked, an exemption from its continuous disclosure obligations shall have been granted to the Company by the Prime Minister of Japan, and the sale of the Shares pursuant to this Agreement shall have been duly approved by the shareholders of Newco in accordance with applicable Law;

         (b) The acquisition of the Shares pursuant to this Agreement shall have been duly approved by the shareholders of Buyer in accordance with applicable Law, PROVIDED that Buyer shall not be entitled to invoke this condition if, in breach of their obligations contained in this Agreement, Buyer or St. Jude shall have been the cause of the failure of this condition;

         (c) No Law or Governmental Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; and

         (d) There shall have been no substantial impairment of the business of the Company, except to the extent caused by or in any way arising out of any act of Buyer or St. Jude, or any affiliate of either of them, whether pursuant to the Distribution Agreement or otherwise.

         7.2 Conditions to Sellers' Obligations. The obligation of Sellers to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in Sellers' sole discretion (but no such waiver will waive any rights or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

         (a) Newco shall have acquired all of the issued and outstanding Shares, the register of the Shares with the JASDA shall have been revoked, the exemption from its continuous disclosure obligations shall have been granted to the Company by the Prime Minister of Japan, and the sale of the Shares pursuant to this Agreement shall have been duly approved by the shareholders of Newco in accordance with applicable Law, PROVIDED that Sellers shall not be entitled to invoke this condition if, in breach of their obligations contained in this Agreement, they shall have been the cause of the failure of this condition;

         (b) The acquisition of the Shares pursuant to this Agreement shall have been duly approved by the shareholders of Buyer in accordance with applicable Law; and

         (c) No Law or Governmental Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing.

                               VIII. TERMINATION

         8.1 Termination. This Agreement may be terminated prior to the Closing:

         (a) by the mutual written consent of Buyer and Sellers' Representative;

         (b) by Sellers' Representative, if

                  (i) any of the conditions set forth in Section 7.2 have become impossible to satisfy through no fault of Sellers; or

                  (ii) the transactions contemplated by this Agreement have not been consummated on or before June 30, 2003; PROVIDED that Sellers' Representative will not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(ii) if Sellers' failure to comply fully with their obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

         (c) by Buyer, if

                  (i) the Tender Offer shall have terminated or expired in accordance with its terms without M&P having accepted for payment in accordance with the terms of the Tender Offer any Shares properly tendered;

                  (ii) the Stock Transfer shall not have been approved and adopted at the Shareholders Meeting;

                  (iii) the Acquisition shall not have been approved and adopted at the Newco general shareholder meeting;

                  (iv) the transactions contemplated by this Agreement have not been consummated on or before June 30, 2003; PROVIDED that Buyer will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(iv) if Buyer's failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

                  (v) any of the conditions set forth in Section 7.1 have become impossible to satisfy through no fault of Buyer.

         8.2 Contract Extension. On January 7, 2001, the Company and St. Jude entered into an International Sales Agreement--Japan ("Distribution Agreement") for the distribution of heart valves and cardiac pacing products by the Company in Japan. The Distribution Agreement currently expires on December 31, 2009, and St. Jude has the right, at its option, to terminate the Distribution Agreement, in whole or in part, as early as June 30, 2004. Given the importance of the distribution of heart valves and cardiac pacing products to the Company, if not for these negotiations for an Acquisition of the Shares by Buyer, the Company would be taking steps to seek potential replacements for the St. Jude lines of products covered by the Distribution Agreement and to otherwise provide for a transition at the conclusion of the Distribution Agreement. Because of these negotiations for an Acquisition, Sellers and the Company have delayed taking steps to seek potential replacement product lines or provide for a transition at the conclusion of the Distribution Agreement. If this Agreement is terminated for any reason and the Acquisition does not occur, St. Jude acknowledges that Sellers and the Company could suffer a material financial loss because of their forbearance in taking action to find other product lines or provide for a transition. Therefore, if this Agreement is terminated for any reason without the completion of the Acquisition, St. Jude agrees that each of the dates in the definition of "Term" in Section 1, Sections 19.1 and 21.1, and Schedule B of the Distribution Agreement will be extended for a period equal to the number of days between June 13, 2002, and the date this Agreement is terminated.

         8.3 Effect of Termination. The right of termination under Section 8.1 is in addition to any other rights Buyer or Sellers may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated pursuant to Section 8.1, and provided Buyer is not otherwise in material breach of this Agreement, Buyer, upon written notice to Sellers given within thirty (30) days after Sellers' Representative, on the one hand, or Buyer, on the other hand, notifies the other of its intention to terminate this Agreement, shall have the right to purchase from Sellers, and Sellers shall be obligated to sell to Buyer, all of the Shares owned beneficially or of record by Sellers for a prorated Purchase Price determined by multiplying the Purchase Price by a fraction, the numerator of which is the number of Shares purchased by Buyer and the denominator of which is the total number of Shares. The sale and purchase of such Shares shall take place as soon as practically possible and shall be consummated subject to the applicable Law. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Article X, this
Section 8.3 and Sections 12.1 (press releases), 12.2 (expenses), 12.12 (governing law), and the Confidentiality Agreement will survive indefinitely unless sooner terminated or modified by the parties in writing.

                              IX. INDEMNIFICATION

         9.1 Indemnification by Sellers.

         (a) Sellers agree, jointly and severally, to indemnify in full Buyer, St. Jude, and each of the Company and the Subsidiaries (collectively, for purposes of this Article IX only, "BUYER") and hold it harmless against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Sellers contained in this Agreement as the same may be brought down to the Closing Date, or (ii) any breach of any of the agreements of any Sellers contained in this Agreement (collectively, "BUYER LOSSES"). In calculating the dollar amount attributable to any Buyer Loss, any materiality qualifications included in the representations and warranties in this Agreement shall be disregarded.

         (b) Sellers will be liable to Buyer for Buyer Losses only if the aggregate amount of all Buyer Losses exceeds U.S.$2,500,000 (the "BASKET AMOUNT"), in which case Sellers will be liable for the Buyer Losses that exceed the Basket Amount; PROVIDED, HOWEVER, that Buyer Losses attributable to any misrepresentation or inaccuracy in Section 2.1 or any intentional breach of any of the agreements of any Sellers contained in this Agreement shall not be subject to the Basket Amount but shall be indemnified in full, subject to
Section 9.1(c).

         (c) Sellers will not be required to pay Buyer for aggregate Buyer Losses in excess of U.S.$50,000,000 (the "CAP"); PROVIDED, HOWEVER, that Buyer Losses attributable to any misrepresentation or inaccuracy in Section 2.1 or any intentional breach of any of the agreements of any Sellers contained in this Agreement shall not be subject to the Cap but shall be indemnified in full.

         (d) If Buyer has a claim for indemnification under this Section 9.1, Buyer will deliver to Sellers' Representative one or more written notices of Buyer Losses prior to the first anniversary of the Closing Date, except for Buyer Losses arising from a breach or inaccuracy in the representations and warranties made in Section 3.8 for which Buyer will deliver written notice of Buyer Losses prior to three months after the expiration of the applicable statute of limitations. Sellers will have no liability under this Section 9.1 unless the written notices required by the preceding sentence are given in a timely manner. Any written notice will state in reasonable detail the basis for such Buyer Losses to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and it may state the amount of the Buyer Loss claimed. Sellers' Representative will notify Buyer whether it disputes a claim within ninety (90) days after receipt of Buyer's written notice. If Sellers' Representative does not timely dispute the claim, Sellers will pay the amount of the Buyer Loss specified in Buyer's notice within ten
(10) days thereafter or, if the amount thereof is not specified in Buyer's notice, within ten (10) days after the amount thereof is determined. If Sellers' Representative has timely disputed the liability of Sellers with respect to such claim, Sellers' Representative and Buyer will proceed in good faith to negotiate a resolution of such dispute. If a written notice does not state the amount of the Buyer Loss claimed, such omission will not preclude Buyer from recovering from Sellers the amount of the Buyer Loss with respect to the claim described in such notice if any such amount is promptly provided after it is determined. In order to assert its right to indemnification under this Article IX, Buyer will not be required to provide any notice except as provided in this Section 9.1(d).

         (e) Sellers will pay the amount of any Buyer Loss to Buyer within ten
(10) days following the determination of Sellers' liability for and the amount of a Buyer Loss (whether such determination is made pursuant to the procedures set forth in this Section 9.1, by agreement between Buyer and Sellers' Representative or by arbitration award).

         9.2 Third Party Actions. Buyer shall promptly notify Sellers' Representative of the assertion or institution by a third party, including a Governmental Entity, of any claim, action, arbitration, mediation, hearing, investigation, proceeding or suit that may give rise to Buyer Losses for which Buyer could be entitled to indemnification hereunder (a "THIRD PARTY ACTION"). Sellers' Representative shall be entitled to defend such Third Party Action on behalf of Buyer, at the sole cost and expense of Sellers, by giving notice of the intention to so defend to Buyer within 20 business days after Buyer notifies Sellers' Representative of such Third Party Action.

Such defense will be conducted by reputable attorneys retained by Sellers' Representative. Buyer will be entitled at any time, at its own cost and expense, to participate in such defense and to be represented by attorneys of its own choosing, provided that if Buyer elects to so participate, Buyer will cooperate with Sellers in the conduct of such defense. Whether or not Buyer participates in such defense, Buyer will cooperate with Sellers to the extent reasonably requested by Sellers in the defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Buyer if relevant to the defense of such Third Party Action; provided that such cooperation will not unduly disrupt the operations of the business of Buyer or cause Buyer to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any Confidential Information of Buyer to become public. If at any time Buyer reasonably determines that Sellers' Representative is not adequately representing or, because of a conflict of interest, may not adequately represent any interests of Buyer, Buyer will be entitled to conduct its own defense and to be represented by attorneys of its own choosing. Neither Buyer nor Sellers may concede, settle or compromise any Third Party Action without the consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if (i) the subject matter of a Third Party Action relates to the ongoing business of Buyer, which Third Party Action, if decided against Buyer, would materially adversely affect the ongoing business or reputation of Buyer and (ii) Buyer is unwilling to consent to a settlement of such Third Party Action negotiated by Sellers that provides for a complete release of Buyer, then Buyer shall immediately assume the defense of such Third Party Action and Sellers thereafter will have no responsibility to indemnify Buyer for any Buyer Losses arising from such Third Party Action.

         9.3 Tax Adjustment. Any payment to Buyer under this Article IX will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price.

         9.4 Sellers' Representative.

         (a) Sellers appoint Henry J. West (or any person appointed as a successor Sellers' Representative pursuant to Section 9.4(b)) as their representative and agent under this Agreement ("SELLERS' REPRESENTATIVE").

         (b) Until all obligations under this Agreement have been discharged (including all indemnification obligations under this Article IX), Getz Intl may, from time to time upon written notice to Sellers' Representative and Buyer, remove Sellers' Representative or appoint a new Sellers' Representative upon the death, incapacity, resignation or removal of Sellers' Representative. If, after the death, incapacity, resignation or removal of Sellers' Representative, a successor Sellers' Representative has not been appointed by Sellers within fifteen (15) business days after a request by Buyer, Buyer will have the right to appoint a Sellers' Representative to fill any vacancy so created by written notice of such appointment to Sellers.

         (c) Sellers authorize Sellers' Representative to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, to waive any requirements of this Agreement or to enter into one or more amendments or supplements to this Agreement that Sellers' Representative determines in Sellers' Representative's sole and absolute discretion to be necessary, appropriate or advisable, which authority includes the authority to collect and pay funds and dispute, settle, compromise and make all claims. The authority of Sellers' Representative includes the right to hire or retain, at the sole expense of Sellers, such counsel, investment bankers, accountants, representatives and other professional advisors as Sellers' Representative determines in Sellers' Representative's sole and absolute discretion to be necessary, appropriate or advisable in order to perform this Agreement. Any party will have the right to rely upon any action taken by Sellers' Representative, and to act in accordance with such action without independent investigation.

         (d) Buyer will have no liability to any Seller or otherwise arising out of the acts or omissions of Sellers' Representative or any disputes among Sellers or with Sellers' Representative. Buyer may rely entirely on its dealings with, and notices to and from, Sellers' Representative to satisfy any obligations it might have under this Agreement or any other agreement referred to in this Agreement or otherwise to Sellers.

                                 X. ARBITRATION

         10.1 Disputes. The parties agree to use their reasonable efforts to resolve any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Closing Date (a "DISPUTE"), through negotiation or, upon failure of such negotiations, through such alternative dispute resolution ("ADR") techniques as they may deem appropriate; PROVIDED, HOWEVER, that any claim or request for interim, temporary or injunctive relief may be immediately submitted to arbitration in accordance with Section 10.2. Any Dispute that is not resolved by negotiation or through ADR within ninety (90) days from the day the Dispute Notice (as hereafter defined) is given shall be finally resolved by binding arbitration in accordance with Section 10.2. The agreement to arbitrate contained in this Article X shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (a "DISPUTE NOTICE") to the other parties setting forth the nature of the Dispute and, except as provided above, attempted to resolve the Dispute by negotiation and ADR as provided herein.

         10.2 Arbitration.

         (a) Binding arbitration shall be conducted in accordance with such rules as may be agreed upon by the parties, or failing agreement within thirty
(30) days after arbitration is demanded (the "ARBITRATION DEMAND"), in accordance with the CPR Rules for Non-Administered Arbitration of the CPR Institute for Dispute Resolution ("CPR") in effect on the date on which the Arbitration Demand is sent, subject to any modifications contained in this Agreement. The site of arbitration shall be (i) Chicago, Illinois if the Arbitration Demand was given by Buyer, or (ii) Minneapolis, Minnesota, if the Arbitration Demand was given by any Seller. The Dispute shall be resolved by one arbitrator, who will be selected by the parties from the CPR Panels of Distinguished Neutrals and who shall have experience in international transactions. The arbitrator shall base the award on the applicable Law and judicial precedent that would apply in accordance with Section 12.12 if the Dispute were decided by a United States District Judge, and the arbitrator shall have no authority to render an award that is inconsistent therewith; PROVIDED,

HOWEVER, that the foregoing shall not expand the statutory grounds to vacate the award. The arbitrator shall have the right to appoint an independent expert (including an independent accounting firm) and the costs and expenses of such expert, together with the costs and expenses of the arbitrator, shall be borne one-half by Sellers and one-half by Buyer. The award shall be in writing and include the findings of fact and conclusions of Law upon which it is based. Unless the parties agree otherwise, discovery will be limited to an exchange of relevant documents. Depositions will not be taken except as needed in lieu of a live appearance or upon mutual agreement of the parties. The arbitrator shall resolve any discovery disputes. The arbitrator and counsel of record will have the power of subpoena process as provided by the Federal Arbitration Act.

         (b) Except as otherwise required by Law, the parties and the arbitrator agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

         (c) Sellers submit to the exclusive jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, and Buyer submits to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois, to compel arbitration or enforce or vacate any award entered in the arbitration which such party(ies) respectively initiated, and all such claims shall be heard and determined in such respective courts. Each of the parties waives any defense of inconvenient forum to the maintenance of any such action or proceeding.

         10.3 Remedies. Each party hereby waives any and all rights it may have to receive exemplary or punitive damages under this Agreement in the arbitration proceedings with respect to any claim it may have against the other party, it being agreed that no party shall be entitled to receive money damages in excess of its actual compensatory damages, notwithstanding any contrary provision contained in this Agreement or otherwise. The parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury. Any claim or request for interim, temporary or injunctive relief shall be exclusively submitted to arbitration.

                                XI. DEFINITIONS

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "CONSENT" means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

         "CONTRACT" means a contract, agreement, commitment or binding understanding that is in effect as of the date of this Agreement or any time after the date of this Agreement.

         "DISCLOSURE SCHEDULE" means the schedule delivered by Sellers to Buyer on or prior to the date of this Agreement that contains exceptions and disclosures to the representations and warranties set forth in Article III of this Agreement.

         "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "GAAP" means Japanese generally accepted accounting principles, as in effect from time to time.

         "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

         "GOVERNMENTAL ENTITY" means any national, prefectural, provincial, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

         "GOVERNMENTAL ORDER" means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

         "INTELLECTUAL PROPERTY" means all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, software, mask works, trade secrets, know-how and other intellectual property rights.

         "INTELLECTUAL PROPERTY RIGHTS" means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered,
(iv) trade secrets, (v) rights in Internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

         "KNOWLEDGE," when used with respect to Sellers, means the actual knowledge of any director or executive officer of Sellers, the Company or the Subsidiaries.

         "LAW" means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

         "LITIGATION" means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

         "LOSS" means any Litigation, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and reasonable attorney's fees and expenses.

         "MATERIAL ADVERSE EFFECT" means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, would have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of the Company and its Subsidiaries, taken as a whole.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the Company and the Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency).

         "ORGANIZATIONAL DOCUMENTS" means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter, regulations or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

         "REMEDIES EXCEPTION," when used with respect to any Person, means performance of such Person's obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, corporate reorganization, civil rehabilitation, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         "RETURNS" means all returns, declarations, reports, estimates, information returns and statements pertaining to any Taxes.

         "SUBSIDIARY" means any Person in which 50% or more of the ownership interests is owned, directly or indirectly, by another Person. When used without reference to a particular entity, "Subsidiary" means a Subsidiary of the Company.

         "TAX AFFILIATE" means each of the Company and the Subsidiaries.

         "TAXES" means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, consumption, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company or any Tax Affiliate.

                                  XII. GENERAL

         12.1 Press Releases and Announcements. Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Company, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued at such time and in such manner as the parties may mutually determine and approve, unless such announcement is required to carry out the transactions contemplated under this Agreement; provided that in the event such announcement is necessary, either party will notify the other in advance of such announcement. Notwithstanding the foregoing, nothing contained herein will prevent Buyer, St. Jude, Sellers, Company or its Subsidiaries from making disclosures to their attorneys, accountants, bankers, investment bankers or advisors, or other persons that are necessary or appropriate to carry out the transactions contemplated in this Agreement.

         12.2 Expenses. Except as agreed by the parties with respect to the fees identified in a letter agreement, dated September 17, 2002, between St. Jude and Getz Intl (the "FEE LETTER"), Sellers, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Sellers, the expenses incurred by the Company and Sellers' Representative) in connection with the Tender Offer, the Stock Transfer and the other transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement. Sellers agree that neither the Company nor any Subsidiary has or will bear any of Sellers' expenses in connection with the Tender Offer, the Stock Transfer and the other transactions contemplated by this Agreement if the contemplated transactions are concluded.

         12.3 Further Assurances. On and after the Closing Date, Sellers and Buyer will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other party to carry out any of the provisions of this Agreement.

         12.4 Cooperation. After the Closing Date, Buyer and Sellers will make available to the other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Company with respect to (i) Tax periods ending on or prior to the Closing Date and (ii) Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date. Buyer and Sellers will preserve all such information, records and documents until the expiration of any applicable statute of limitations thereof. Buyer will prepare and provide to Sellers any information or documents reasonably requested by Sellers for Sellers' use in preparing or reviewing the Returns. Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions.

         12.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by an internationally recognized overnight courier service (receipt requested), (iii) ten business days after being mailed, if sent by first class mail, return


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

receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer and Sellers' Representative will, unless another address is specified in writing, be sent to the address indicated below:

         If to Buyer or St. Jude:

                  St. Jude Medical, Inc.
                  One Lillehei Plaza
                  St. Paul, MN 55117 USA
                  Attn:  Kevin T. O'Malley, Esq.
                  Facsimile No. +1 (651) 481-7690

         With a copy to:

                  Dorsey & Whitney LLP
                  Shiroyama MT Building, 9F
                  4-1-17 Toranomon, Minato-ku
                  Tokyo 105-0001, Japan
                  Attn: Christopher E. O'Brien
                  Facsimile No. +81 (3) 5473 5199

         and an additional copy to:

                  Dorsey & Whitney LLP
                  50 South Sixth Street
                  Minneapolis, MN 55401 USA
                  Attn:  Robert A. Kuhns, Esq.
                  Facsimile No. +1 (612) 340-8738

         If to Sellers or Sellers' Representative:

                  Getz International, Inc.
                  c/o The Marmon Group, Inc.
                  225 W. Washington Street, 19th Floor
                  Chicago, Illinois  60606
                  Attn:  Robert W. Webb, Esq.
                  Facsimile No. +1 (312) 845-8769

           With a copy to:

                  Neal, Gerber & Eisenberg
                  Two North LaSalle St., Suite 2200
                  Chicago, Illinois  60602
                  Attn:  Miranda K. Mandel, Esq.
                  Facsimile No. +1 (312) 269-1747


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

            and an additional copy to:

                  Mori Sogo
                  NKK Building
                  1-1-2 Marunouchi, Chiyoda-ku
                  Tokyo 100-0005, Japan
                  Attn:  Kanako Muraoka, Esq.
                  Facsimile No. +81 (3) 5223 7665

         12.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to an affiliate of Buyer, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

         12.7 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

         12.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12.9 Complete Agreement. This Agreement (including the Disclosure Schedule and any Updated Disclosure Schedule), the Confidentiality Agreement and the Fee Letter contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

         12.10 English Language. This Agreement has been drafted, negotiated, and executed in the English language. If Sellers have this Agreement translated into Japanese, such translation shall be at the Sellers' own expense and with the understanding that the original English version of this Agreement shall govern. All notices, including Dispute Notices, shall be in English and all arbitration proceedings shall be conducted in English.

         12.11 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

         12.12 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF MINNESOTA WILL GOVERN

ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, EXCEPT TO THE EXTENT THAT PROCEDURAL MATTERS RELATING TO THE TENDER OFFER, THE STOCK TRANSFER, THE ACQUISITION OR THE ORGANIZATION OF, OR ACTIONS TO BE TAKEN BY, A JAPANESE ENTITY ARE GOVERNED BY OR REQUIRED TO BE TAKEN IN ACCORDANCE WITH JAPANESE LAW.

         12.13 Amendment and Waiver. This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except in writing executed by all of the parties hereto. Notwithstanding the foregoing, any amendment or waiver executed by Sellers' Representative shall be deemed to have been executed by each of the Sellers except as otherwise provided in Section 9.4.

         12.14 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. The word "including" means "including without limitation." The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement in this Agreement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

                           XIII. GUARANTY BY ST. JUDE

         As an inducement to and in consideration of Sellers entering into this Agreement, St. Jude, being the ultimate parent of Buyer, hereby expressly, unconditionally, and irrevocably guarantees Buyer's performance of all of its duties, obligations, and agreements under the Agreement, including (without limitation) payment of all of Buyer's obligations under the Agreement. St. Jude agrees that Sellers shall not be required to take any action whatsoever against Buyer before St. Jude's liability attaches hereunder and that the liability of St. Jude hereunder shall immediately attach and accrue upon default or breach of Buyer with respect to any of its duties, obligations, and agreements under the Agreement.

         IN WITNESS WHEREOF, Buyer, St. Jude and Sellers have executed this Stock Purchase Agreement as of the date first above written.


BUYER:                                   SELLERS:

ST. JUDE MEDICAL JAPAN K.K.              GETZ BROS. AND CO. ZUG INC.


By:    /s/ Kevin T. O'Malley            By:    /s/ R. C. Gluth
       -----------------------------           --------------------------------
Name:  Kevin T. O'Malley                Name:  R. C. Gluth
       -----------------------------           --------------------------------
Title: Director                         Title: Director, Vice President and
       -----------------------------           Treasurer
                                               --------------------------------

ST. JUDE MEDICAL, INC.                   GETZ INTERNATIONAL, INC.


By:    /s/ Daniel J. Starks              By:    /s/ Robert K. Lorch
       --------------------                     -------------------------------
Title: President and COO                 Name:  Robert K. Lorch
       -----------------------------            -------------------------------
                                         Title: Vice President, Chief Financial
                                                Officer
                                                -------------------------------

                                         MULLER & PHIPPS (JAPAN) LTD.


                                         By:    /s/ Raymond Sipkins
                                                -------------------------------
                                         Name:  Raymond Sipkins
                                                -------------------------------
                                         Title: Director
                                                -------------------------------





















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

               DISCLOSURE SCHEDULE TO THE STOCK PURCHASE AGREEMENT

Schedule 2.1   Good Title to Shares
Schedule 3.1   Incorporation
Schedule 3.4   Subsidiaries
Schedule 3.5   Statements
Schedule 3.6   Absence of Certain Developments
Schedule 3.7   Real Property
Schedule 3.8   Taxes
Schedule 3.9   Material Contracts
Schedule 3.10  Litigation
Schedule 3.11  Insurance
Schedule 3.14  Warranties
Schedule 3.16  Employee Benefits
Schedule 3.17  Suppliers
Schedule 5.1   Conduct of the Business
Schedule 5.10  Trademarks

St. Jude Medical, Inc. agrees to furnish supplementally copies of these schedules to the Securities and Exchange Commission upon request.